Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

Time Warner Telecom Reports Strong Fourth Quarter 2006 Results

Grew quarterly revenue 29% year over year

Delivered impressive results driven by strong organic growth and the acquisition of Xspedius Communications, LLC (“Xspedius”)

LITTLETON, Colo. – February 6, 2007 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its fourth quarter 2006 financial results, including $238.8 million of revenue, $80.2 million in Modified EBITDA 1 (“M-EBITDA”) and a net loss of $24.8 million. For the year ended December 31, 2006, the Company reported $812.4 million of revenue, $286.0 million of M-EBITDA, and a net loss of $98.8 million.

“This was an incredibly strong year for the Company.” said Larissa Herda, Time Warner Telecom’s Chairman, CEO and President. “Our organic results including revenue growth, M-EBITDA, margins, cash flow and customer growth were all impressive. We successfully executed a strategic acquisition, and accelerated free cash flow through accretive refinancing activities while maintaining our financial flexibility. We leveraged the positive momentum of our business to facilitate two equity offerings, which resulted in us becoming a non-controlled company, eliminating our Class B super-voting shares. In addition, we continued to invest in the business to focus on delivering complex solutions and serving large customer opportunities, all positioned to capture greater market share and grow revenue.”

Highlights for the Quarter

For the quarter ending December 31, 2006, the Company –

•	Grew total revenue 29% year over year and 22% sequentially

— Included organic growth 2 of 9% year over year and 3% sequentially

•	Grew enterprise revenue 43% year over year, and 29% sequentially

— Included organic growth of 16% year over year and 5% sequentially

•	Grew data and Internet revenue 40% year over year and 16% sequentially

— Included organic growth of 30% year over year and 8% sequentially

•	Produced $80.2 million of M-EBITDA, and 34% M-EBITDA margin

•	Delivered $5.9 million of levered free cash flow [6] for the quarter

Acquisition and Integration of Xspedius (“Acquired Operations” 4 )

On October 31, 2006 the Company completed its strategic acquisition of Xspedius. The Company paid $216 million in cash and issued 18.2 million Class A common shares. The Company achieved the following integration milestones in the first 60 days:

•	Consolidated sales and marketing management, including the regional sales structure, field operations and field engineering

•	Integrated acquired IP backbone into the Company’s nationwide network

•	Integrated human resource and financial reporting systems and launched a consolidated view of critical customer information

“To optimize the value out of our acquisition we are putting an intense focus toward fully integrating our operations.” said Mark Peters, Time Warner Telecom’s Executive Vice President and Chief Financial Officer. “We are pleased with our integration accomplishments this quarter. As expected, we will make integration expenditures over the next 12 to 16 months, weighted more heavily earlier in the integration process, with cost synergies to be realized later in the process. Accordingly, we expect the lower margins of the acquired operations and the related integration costs will impact our consolidated margins until we realize the expected cost synergies.” The Company anticipates $15 to $20 million of expenses, and $20 to $25 million in capital expenditures related to the integration process in 2007. The Company also expects margins to be impacted by regular first quarter merit increases to employee compensation, the resetting of payroll taxes, and its re-branding initiative.

Year over Year Results – Fourth Quarter 2006 compared to Fourth Quarter 2005

Revenue

Quarterly revenue was $238.8 million for the current quarter, as compared to $184.5 million for the fourth quarter of 2005, an increase of $54.3 million, or 29%. This included revenue from core operations 3 of $201.6 million which represented a 9% growth over the same period last year. The primary components of the change in revenue included:

•	$44.6 million increase in revenue from enterprise customers, which included the impact of the acquired operations and a $17.0 million increase from core operations

•	$8.5 million increase in revenue from carriers, which included the impact of the acquired operations and a $.7 million increase from core operations

By product line, the percentage change in revenue year over year was as follows:

•

40% increase for data and Internet [7] services, which included the impact of the acquired operations and strong organic growth. Core operations included 30% organic growth due primarily to success with Ethernet and IP-based product sales

•

58% increase for voice services [8], which included the impact of the acquired operations and strong organic growth. Core operations included 8% organic growth due primarily to growth in bundled voice products

•	12% increase for network services [9] due to the acquired operations. Core operations included 1% organic growth

•	5% increase in Intercarrier Compensation primarily related to the acquired operations. Core operations included an 11% decrease from core operations due to fluctuations in dispute settlements

Monthly revenue churn was 1.1% and 1.3% for the third and fourth quarters of 2006, respectively. This compares to 1.3% monthly revenue churn for the fourth quarter of 2005. The Company expects to experience ongoing churn, including disconnects from carrier customers related to their merger activities and network grooming. In the current quarter the Company experienced a $1.3 million reduction in revenue from a wireless carrier from the prior quarter, primarily related to its earlier consolidation. The Company expects the balance of this carrier’s disconnects related to consolidation to be completed in the first half of 2007.

M-EBITDA and Margins

M-EBITDA grew $9.6 million to $80.2 million for the fourth quarter of 2006, a 14% increase over the same period last year. The increase in M-EBITDA primarily reflects the impact of the acquired operations and strong revenue growth. Included in M-EBITDA was $1.9 million of integration costs in the current quarter, and none in the same period last year. Operating costs increased primarily due to revenue growth and further investments in the business such as expansion of the IP backbone. Selling, general and administrative costs (“SG&A”) remained stable in relation to total revenue between periods, but increased over the same period last year due to increases in headcount, higher commissions and acquisition costs.

Excluded from M-EBITDA, but included in operating and SG&A costs is non-cash stock-based compensation expense under SFAS 123R, which was adopted in the first quarter of 2006. Operating and SG&A costs include $.6 million and $3.2 million, respectively, for non-cash stock-based compensation expense in the current quarter which was not recognized in the prior year.

M-EBITDA margin was 34% for the quarter as compared to 38% for the same quarter last year. Modified gross margin 10 was 59% for the current quarter compared to 66% for the same period last year. The difference in margins between periods primarily reflects the impact of integration costs for the Xspedius acquisition and two months of acquired operations, as well as normal fluctuations in revenue and costs. The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Loss

The Company’s net loss was $24.8 million, a loss of $.18 per share for the current quarter compared to a net loss of $22.3 million, a loss of $.19 per share for the fourth quarter of 2005. Excluding the non-cash stock-based compensation expense and debt extinguishment costs, the net loss narrowed to a loss of $.07 per share for the current quarter as compared to a loss of $.14 per share for the same period last year, reflecting strong M-EBITDA growth as well as significant net interest savings due to refinancing events.

Sequential Results – Fourth Quarter 2006 compared to Third Quarter 2006

Revenue

Revenue for the quarter was $238.8 million, as compared to $196.1 million for the third quarter of 2006, an increase of $42.7 million sequentially. Revenue from core operations was $201.6 million and represented a 3% growth over the prior quarter. The primary components of the change in revenue included:

•	$33.8 million increase in revenue from enterprise customers, which included the impact of the acquired operations and $6.2 million sequential increase for core operations

•	$6.2 million increase in revenue from carrier customers, which included the impact of the acquired operations and a $1.6 million decrease from core operations

By product line, the percentage change in revenue sequentially was as follows:

•

16% increase for data and Internet services, which included the impact of the acquired operations and strong organic growth. Core operations included 8% organic growth due primarily to success with Ethernet and IP-based product sales

•

49% increase for voice services which included the impact of the acquired operations and strong organic growth. Core operations included 2% organic growth due primarily to growth in bundled voice products

•	10% increase in Network services due to the impact of acquired operations. Core operations included a 1% decrease

M-EBITDA and Margins

M-EBITDA grew $9.0 million to $80.2 million for the fourth quarter of 2006, a 13% increase sequentially. The increase in M-EBITDA primarily reflects the impact of the acquired operations and strong revenue growth. Included in M-EBITDA was $1.9 million of integration costs in the current quarter and $.8 million in the prior quarter.

M-EBITDA margin was 34% for the quarter, as compared to 36% reported in the third quarter of 2006. Modified gross margin was 59% for the quarter as compared to 63% in the third quarter. The difference in margins between periods primarily reflects the impact of integration costs for the Xspedius acquisition and two months of acquired operations.

Net Loss

The Company’s net loss was $24.8 million, a loss of $.18 per share for the quarter compared to a net loss of $11.3 million, a loss of $.09 per share for the prior quarter. Excluding the non-cash stock-based compensation expense and debt extinguishment costs, the loss was $.07 per share for the current quarter as compared to a loss of $.06 per share for the prior quarter, reflecting strong M-EBITDA growth as well as increased interest costs for the additional debt drawn to fund the Xspedius acquisition.

Full year 2006 results compared to 2005 results

For the year 2006, the Company reported revenue of $812.4 million, M-EBITDA of $286.0 million, and a net loss of $98.8 million. For the year 2006, the Company:

•	Grew total revenue $103.6 million or 15% for the year, which included the impact of the acquired operations and strong organic growth from core operations

—Included 9% organic growth

•	Grew data and Internet revenue by 33% for the year, which included the impact of the acquired operations and strong organic growth from core operations

—Included 30% organic growth

•	Increased M-EBITDA by 14%, primarily due to increased sales, which included the impact of the acquired operations and strong organic growth from core operations

•

Completed refinancing of $1.1 billion of debt and redeemed $640 million of senior notes and $199 million of term loan indebtedness, improving the effective interest costs. Moved the nearest scheduled debt maturity to 2013, excluding minimal annual amortization of the secured term loan

•	Achieved modified gross margin of 62% and M-EBITDA margin of 35%

•	Achieved $15.2 million of levered free cash flow

Capital Expenditures

Capital expenditures were $55.8 million for the fourth quarter, which included $3.5 million of investments made for integration of the acquired operations. Capital expenditures for the year ending December 31, 2006, were $192.7 million compared to $162.5 million for the same period last year. Capital expenditures for core operations were $187.0 million for the current year. For 2007, the Company expects capital expenditures to be approximately $250 to $275 million, which will primarily be used to fund growth opportunities, and also includes $20 to $25 million for integration investments.

Summary

“We delivered impressive organic growth in 2006, at the same time we executed significant strategic events including completion of a valuable acquisition, acceleration of free cash flow through accretive refinancing activities and elimination of our super voting stock,” said Herda. “All of our actions are focused on continuing to strengthen our differentiated market position and to enable us to grow long term shareholder value.”

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on February 7 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1) The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, debt extinguishment costs, interest income, investment gains and losses, income tax expense or benefit, cumulative effect of change in accounting principle, and, beginning the first quarter of 2006, non-cash stock-based compensation expense. (See a discussion below of Modified EBITDA under “Financial Measures”.)

(2) Organic growth is defined as results from the Company’s operations excluding the impact of acquired operations of Xspedius since October 31, 2006 and the related integration costs.

(3) Core operations are defined as the Company’s operations excluding the results from the acquired operations of Xspedius since October 31, 2006 and the related integration costs.

(4) Acquired Operations are defined as the results of the Xspedius acquisition since October 31, 2006 and the related integration costs.

(5) The Company defines un-levered free cash flow as Modified EBITDA less capital expenditures. Un-levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(6) The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(7) Data and Internet services include services that enable customers to connect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(8) Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, 800 services, and VoIP.

(9) Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, storage and video, using state-of-the-art fiber optics.

(10) The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense under SFAS 123R. Modified gross margin is reconciled to gross margin in the financial tables.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Loss, the most comparable GAAP measure to Modified EBITDA, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2007 and beyond, including expansion plans, growth prospects, expected margins, sales activity, expected customer disconnections, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2005 Annual Report on Form 10-K. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Growth %	2006	2005	Growth %
Revenue
Network services (formerly dedicated transport) (2)	$95,892	$85,468	12%	$355,996	$341,779	4%
Data and Internet services	62,849	44,752	40%	216,419	162,834	33%
Voice services (formerly switched services) (2)	68,457	43,267	58%	201,968	166,808	21%

Service Revenue	227,198	173,487	31%	774,383	671,421	15%
Intercarrier compensation (3)	11,583	11,032	5%	37,992	37,306	2%

Total Revenue	238,781	184,519	29%	812,375	708,727	15%

Expenses
Operating costs (4)	98,085	62,598		311,532	264,517

Gross Margin	140,696	121,921		500,843	444,210
Selling, general and administrative costs (4)	64,300	51,289		228,485	193,052
Depreciation, amortization and accretion	71,567	61,907		256,091	238,180

Operating Income	4,829	8,725		16,267	12,978
Interest expense	(23,317)	(29,778)		(98,238)	(120,219)
Debt extinguishment costs	(11,097)	(5,470)		(36,874)	(14,043)
Interest income	4,811	4,117		20,054	13,220

Loss before income taxes	(24,774)	(22,406)		(98,791)	(108,064)
Income tax expense (benefit)	21	(150)		28	—

Net Loss	($24,795)	($22,256)		($98,819)	($108,064)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$140,696	$121,921		$500,843	$444,210
Add back non-cash stock-based compensation expense	603	—		2,075	—

Modified Gross Margin	141,299	121,921	16%	502,918	444,210	13%

Selling, general and administrative costs	64,300	51,289		228,485	193,052
Add back non-cash stock-based compensation expense	3,246	—		11,590	—

Modified EBITDA	80,245	70,632	14%	286,023	251,158	14%

Non-cash stock-based compensation expense	3,849	—		13,665	—
Depreciation, amortization and accretion	71,567	61,907		256,091	238,180
Net Interest expense	18,506	25,661		78,184	106,999
Debt extinguishment costs	11,097	5,470		36,874	14,043
Income tax expense	21	(150)		28	—

Net Loss	($24,795)	($22,256)		($98,819)	($108,064)

Modified Gross Margin %	59%	66%		62%	63%

Modified EBITDA Margin %	34%	38%		35%	35%

Free Cash Flow:
Modified EBITDA	$80,245	$70,632		$286,023	$251,158
Less: Capital Expenditures	55,805	41,053		192,679	162,521

Unlevered Free Cash Flow	24,440	29,579		93,344	88,637
Less: Net interest expense	18,506	25,661		78,184	106,999

Levered Free Cash Flow	$5,934	$3,918		$15,160	($18,362)

Integration Costs (5)
Operating costs & Selling, General and Administrative costs	$2,010	—		$2,829	—
Capital Expenditures	3,511	—		3,511	—

Total	$5,521	—		$6,340	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company modified the name of its revenue categories in order to provide further clarity in the first quarter of 2006. This change reflects only a change in title and is consistent with reporting in prior periods. Please see the footnotes of the press release for a further description.
(3)	Intercarrier Compensation includes switched access and reciprocal compensation.
(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.
(5)	Represents costs to integrate the acquired operations. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	December 31, 2006	September 30, 2006	Growth %

Revenue
Network services (formerly dedicated transport) (2)	$95,892	$87,312	10%
Data and Internet services	62,849	53,995	16%
Voice services (formerly switched services) (2)	68,457	45,932	49%

Service Revenue	227,198	187,239	21%
Intercarrier compensation (3)	11,583	8,870	31%

Total Revenue	238,781	196,109	22%

Expenses
Operating costs (4)	98,085	74,018

Gross Margin	140,696	122,091
Selling, general and administrative costs (4)	64,300	54,409
Depreciation, amortization and accretion	71,567	62,028

Operating Income	4,829	5,654
Interest expense	(23,317)	(21,759)
Debt extinguishment costs	(11,097)	—
Interest income	4,811	4,754

Loss before income taxes	(24,774)	(11,351)
Income tax expense	21	—

Net Loss	($24,795)	($11,351)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$140,696	$122,091
Add back non-cash stock-based compensation expense	603	491

Modified Gross Margin	141,299	122,582	15%

Selling, general and administrative costs	64,300	54,409
Add back non-cash stock-based compensation expense	3,246	3,026

Modified EBITDA	80,245	71,199	13%

Non-cash stock-based compensation expense	3,849	3,517
Depreciation, amortization and accretion	71,567	62,028
Net Interest expense	18,506	17,005
Debt extinguishment costs	11,097	—
Income tax expense	21	—

Net Loss	($24,795)	($11,351)

Modified Gross Margin %	59%	63%

Modified EBITDA Margin %	34%	36%

Free Cash Flow
Modified EBITDA	$80,245	$71,199
Less: Capital Expenditures	55,805	48,171

Unlevered Free Cash Flow	24,440	23,028
Less: Net interest expense	18,506	17,005

Levered Free Cash Flow	$5,934	$6,023

Integration Costs (5)
Operating costs and Selling, General and Administrative costs	$2,010	—
Capital Expenditures	3,511	—

Total	$5,521	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company modified the name of its revenue categories in order to provide further clarity in the first quarter of 2006. This change reflects only a change in title and is consistent with reporting in prior periods. Please see the footnotes of the press release for a further description.
(3)	Intercarrier Compensation includes switched access and reciprocal compensation.
(4)	The Company adopted SFAS 123R effective January 1, 2006 for non-cash stock-based compensation.
(5)	Represents costs to integrate the acquired operations. All amounts are included in the reported results above.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1) (2) (3)

	Three Months Ended
	12/31/06	9/30/06	12/31/05
Weighted Average Shares Outstanding (thousands)

Basic and Diluted	136,182	121,659	116,915

Basic and Diluted Loss per Common Share
Loss per share before debt extinguishment costs and non-cash stock-based compensation expense	($0.07)	($0.06)	(0.14)
Impact of debt extinguishment costs	(0.08)	—	(0.05)
Impact of non-cash stock-based compensation expense	(0.03)	(0.03)	—

As Reported	($0.18)	($0.09)	($0.19)

	As of
	12/31/06	9/30/06	12/31/05
Common shares (thousands)
Actual Shares Outstanding	142,815	122,823	117,382

Options (thousands)
Options Outstanding	13,738	14,336	19,512

Options Exercisable	8,977	9,843	13,158

Options Exercisable and In-the-Money	4,526	5,355	4,022

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	As of December 31, 2006 only Class A common shares remain outstanding.
(3)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	December 31,	September 30,	December 31,
	2006	2006	2005
ASSETS

Cash and equivalents, and short-term investments	$309,453	$345,121	$393,523

Receivables	87,105	65,629	58,535
Less: allowance	(13,182)	(7,395)	(10,936)

Net receivables	73,923	58,234	47,599

Other current assets	31,297	27,519	28,251

Property, plant and equipment	2,771,631	2,601,746	2,480,113
Less: accumulated depreciation	(1,477,519)	(1,422,315)	(1,253,163)

Net property, plant and equipment	1,294,112	1,179,431	1,226,950

Other Assets	544,452	109,251	96,213

Total	$2,253,237	$1,719,556	$1,792,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$41,388	$36,306	$34,787
Deferred revenue	22,582	18,622	20,478
Accrued taxes, franchise and other fees	78,795	57,289	60,687
Accrued interest	16,984	13,737	35,211
Accrued payroll and benefits	34,688	37,017	28,757
Current portion of debt and lease obligations	6,679	3,038	4,211
Other current liabilities	83,390	75,094	72,113

Total current liabilities	284,506	241,103	256,244

Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B due 1/7/2013	600,000	—	—
Floating rate senior secured debt - Term Loan B due 11/30/2010 (2)	—	198,500	200,000
Floating rate senior secured notes, due 2/15/2011 (3)	—	240,000	240,000
10 1/8% senior unsecured notes, due 2/1/2011 (4)	—	—	400,000
9 1/4% senior unsecured notes, due 2/15/2014	400,396	400,410	400,451
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750	—
Capital lease obligations	8,491	8,919	10,122
Less: current portion	(6,679)	(3,038)	(4,211)

Total long-term debt and capital lease obligations	1,375,958	1,218,541	1,246,362

Long-term Deferred Revenue	20,357	18,226	16,937
Other Long-Term Liabilities	19,768	9,083	8,479

Stockholders’ Equity	552,648	232,603	264,514

Total	$2,253,237	$1,719,556	$1,792,536

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	This debt was refinanced on October 6, 2006.
(3)	These notes were fully redeemed on November 6, 2006.
(4)	These notes were fully redeemed on May 1, 2006.

Time Warner Telecom Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended		Year Ended
	12/31/06	9/30/06	12/31/06
Cash flows from operating activities:
Net Loss	($24,795)	($11,351)	($98,819)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, amortization, and accretion	71,567	62,028	256,091
Stock-based compensation	3,849	3,517	13,665
Other	131	—	131
Deferred debt issue, extinguishment costs and premium on debt	11,661	779	40,032
Changes in operating assets and liabilities:
Receivables and prepaid expense	(928)	(9,915)	(18,161)
Accounts payable, deferred revenue, and other liabilities	2,713	4,943	(18,381)

Net cash provided by operating activities	64,198	50,001	174,558

Cash flows from investing activities:
Capital expenditures	(55,774)	(48,171)	(192,269)
Cash paid for acquisitions, net of cash acquired	(212,416)	—	(212,416)
Purchases of investments	(87,312)	(59,545)	(425,671)
Proceeds from maturities of investments	106,693	153,116	528,201
Proceeds from sale of assets and other investing activities	1,216	(89)	1,232

Net cash provided by (used in) investing activities	(247,593)	45,311	(300,923)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee purchase plan	14,107	14,108	46,404
Net proceeds from issuance of debt	595,507	(73)	957,800
Retirement of debt obligations	(443,300)	—	(863,552)
Payment of debt and capital lease obligations	(487)	(1,052)	(3,568)

Net cash provided by (used in) financing activities	165,827	12,983	137,084

Increase (decrease) in cash and cash equivalents	(17,568)	108,295	10,719
Cash and cash equivalents at the beginning of the period	239,121	130,826	210,834

Cash and cash equivalents at the end of the period	$221,553	$239,121	221,553

Supplemental disclosures of cash flow information:
Cash paid for interest	$20,049	$28,700	$115,604

Cash paid for debt extinguishment costs	$4,800	—	$25,052

Addition of capital lease obligation	$31	—	$410

Summary of Cash and equivalents and short-term investments:
Cash and cash equivalents at end of the period	$221,553	$239,121	$221,553
Investments	87,900	106,000	87,900

	$309,453	$345,121	$309,453

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$55,774	$48,171	$192,269
Addition of capital lease obligation	31	—	410

Total capital expenditures	$55,805	$48,171	$192,679

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2005				2006
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:

Route Miles
Metro	12,835	13,053	13,427	13,589	13,913	14,053	14,409	17,786
Regional	7,015	7,015	7,015	7,015	7,015	7,015	7,015	6,884

Total	19,850	20,068	20,442	20,604	20,928	21,068	21,424	24,670

Buildings (2)
Fiber connected buildings (on-net)	5,281	5,501	5,752	5,982	6,185	6,433	6,672	7,457
Type II (4)	14,576	15,057	15,581	16,246	16,865	17,623	18,355	18,953

Total	19,857	20,558	21,333	22,228	23,050	24,056	25,027	26,410

Networks
Class 5 Switches	39	39	38	38	38	38	38	71
Soft Switches	20	26	32	34	34	35	35	35

Headcount
Total Headcount	2,019	2,029	2,022	2,034	2,055	2,105	2,129	2,784
Sales Associates (3)	317	312	312	318	330	331	342	482

Customers
Total Customers	10,740	11,088	11,439	11,834	12,181	12,642	13,081	31,516

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Fiber connected buildings (e.g. “on-net”) represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for voice services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Includes Sales Account Executives and Customer Care Specialists.
(4)	Excludes Type II buildings for acquired operations in the quarter ended December 31, 2006.